Exhibit 23

Consent of Aronson & Company, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-40240) pertaining to the Digex, Incorporated 401(k) Plan of Digex, Incorporated of our report dated June 6, 2003 with respect to the financial statements and schedule of the Digex, Incorporated 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Aronson & Company

Rockville, Maryland

June 30, 2003